Securities and Exchange Commission
                            Washington, DC 20549

                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                             (Amendment No. ___)

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         JD American Workwear, Inc.
             Name of the Registrant as Specified In Its Charter

                                     N/A
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1. Title of each class of securities to which transaction applies:

      ___________________________________________________________________

      2. Aggregate number of securities to which transaction applies:

      ___________________________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ___________________________________________________________________

      4. Proposed maximum aggregate value of transaction:

      ___________________________________________________________________

      5. Total fee paid:

      ___________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1. Amount Previously Paid:

      ___________________________________________________________________

      2. Form, Schedule or Registration Statement No.:

      ___________________________________________________________________

      3. Filing Party:

      ___________________________________________________________________

      4. Date Filed:

      ___________________________________________________________________


                         JD AMERICAN WORKWEAR, INC.
                           46 OLD FLAT RIVER ROAD
                        COVENTRY, RHODE ISLAND 02816


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held Friday, March 5, 1999


To the Shareholders of
  JD AMERICAN WORKWEAR, INC.:

      Notice is hereby given that the Annual Meeting of Stockholders of JD American Workwear, Inc. will be held at the offices of the Company, 46 Old Flat River Road, Coventry, Rhode Island, on Friday, March 5, 1999 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

      1. To elect a Board of seven Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record as of the close of business on January 6, 1999 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                    By order of the Board of Directors

                                    David N. DeBaene
                                    President and Chief Executive Officer

February 12, 1999

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY TODAY TO THE COMPANY AT THE ADDRESS INDICATED ABOVE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.


                         JD AMERICAN WORKWEAR, INC.

                           46 OLD FLAT RIVER ROAD

                        COVENTRY, RHODE ISLAND 02916


                               PROXY STATEMENT


      The accompanying proxy is solicited by the Board of Directors of JD American Workwear, Inc. (the "Company"), for the use at the Annual Meeting of Stockholders to be held on Friday, March 5, 1999 and any adjournments thereof.

                       PROXY SOLICITATION AND EXPENSE

      Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted as specified, or if no instructions are given, will be voted in favor of the proposals described herein. Proxies may be revoked at any time prior to being voted by written notice to the Secretary of the Company. Solicitation of proxies may be made by personal interview, mail, telephone, telegraph, telefax or e-mail by directors, officers and employees of the Company. The expense of soliciting proxies will be borne by the Company. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's Common Stock. The approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to stockholders is February 12, 1999.

        OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Only stockholders of record at the close of business on January 6, 1999 will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Company had outstanding 2,136,385 shares of Common Stock, $.002 par value, exclusive of treasury shares. Each holder of the Company's Common Stock will be entitled to one vote for each share held. In addition, there were 313 shares of Manditorily Convertible Series A Preferred Stock outstanding, each of which is entitled to 1,295 votes. In addition, there are 2,500 shares of Series B 12% Cumulative Convertible
Preferred Stock outstanding, each of which is entitled to 200 votes.    The
holders of the Series B Preferred Stock, as a class, shall be entitled to elect one (1) director, and the holder of all other voting stock, as a class, shall be entitled to elect the remaining members of the Board. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each particular matter to be considered at the meeting will constitute a quorum for the purpose of considering such matter.

                               PROPOSAL NO. 1

                            ELECTION OF DIRECTORS

      Shares represented by the enclosed proxy will, unless otherwise directed, be voted to elect the nominees listed below to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. In the event of a vacancy in the list of nominees, the holders of the enclosed proxy will vote for the election of a nominee acceptable to the remaining nominees. Management is not aware of any person who is unable or unwilling to stand for election or to serve if nominated.

Name of Nominee           Age      Position with Company
---------------           ---      ---------------------

David N. DeBaene          40       Chairman of the Board, President and
                                   Chief Executive Officer

Thomas A. Lisi            54       Vice President, Marketing and Director

Anthony P. Santucci       35       Treasurer and Chief Financial Officer

Elizabeth Cotter          37       Director

Dean M. Denuccio          33       Director

Steev Panneton            40       Vice President, Manufacturing and
                                   Operations and Director

Herbert A. Canapary       66       Director

      David N. DeBaene, Chairman of the Board, President, and Chief Executive Officer. Mr. DeBaene is the founder of the Company and was responsible for obtaining the patent on the original Jaque Dubois Construction Jean. Mr. DeBaene is responsible for all executive level functions regarding the Company's operations and also shares responsibility for raw materials sourcing and procurement, manufacturing arrangements, product development, marketing and sales. Prior to founding the Company, for 14 years Mr. DeBaene was an owner and/or foreman of a construction company headquartered in West Warwick, Rhode Island, and also was involved in nursing home administration from 1984 to 1990.

      Thomas A. Lisi, Vice President, Marketing and Director. Mr. Lisi became a director of the Company in January 1994, and became Vice President of Marketing in June 1996. Mr. Lisi brings 25 years of experience in the apparel industry to the Company. Mr. Lisi is a principal stockholder and Chief Executive Officer of Geronimo Leathers, Inc. ("Geronimo"), a manufacturer of mens leather apparel and outerwear with worldwide distribution. Geronimo also specializes as a design and manufacturing consultant to the outerwear trade and is a high volume private label manufacturer to prominent merchants. Mr. Lisi is a member of the executive committee of the Leather Apparel Association and is considered by his peers to be a leading authority in the leather apparel industry. Mr. Lisi and the Company are parties to a sales representative agreement and a consulting agreement, and Geronimo and the Company are parties to an overseas agency agreement. See "CERTAIN TRANSACTIONS."

      Anthony P. Santucci, Treasurer and Chief Financial Officer. Mr. Santucci became the Company's Chief Financial Officer in September 1996. Mr. Santucci is also President of Bevco Plastics Company a privately held corporation engaged in manufacturing and distribution of flexible vinyl products. From 1992 to 1995, Mr. Santucci was Chief Financial Officer of South Pointe Enterprises, Inc., a publicly held company engaged in distribution of home videos. While at South Pointe, Mr. Santucci's responsibilities included all accounting, financial reporting, financial planning, risk management, tax functions, and managing a staff of 20 persons. During 1990 and 1991, Mr. Santucci was Controller of Weingeroff Enterprises, Inc., a privately held jewelry manufacturing company. From 1988 to 1990, Mr. Santucci was Finance Manager of A. Santucci Wholesale, Inc., a family owned and operated wholesale food service distributor.
From 1984 to 1988, Mr. Santucci was a senior accountant with Ernst & Young, LLP (formerly Arthur Young and Company). In 1985 Mr. Santucci received a B.S. in Business Administration from Bryant College.

      Elizabeth Cotter, Director. Prior to joining the Company in January 1991, Ms. Cotter was a mortgage consultant for Providence Funding Corp. from 1989 through 1991. From March 1985 to 1989, Ms. Cotter was the director of New England sales for Ready Capital Corp., a mortgage banking company. Ms. Cotter holds a dual B.A./B.S. Bachelors degree from Boston University School of Management (marketing and organizational behavior), and has taken graduate level courses in the MBA program of the University of Rhode Island. Ms. Cotter is the wife of David N. DeBaene.

      Dean M. Denuccio, Director. Mr. Denuccio commenced serving as a director upon the consummation of the Public Offering. Mr. Denuccio has since 1994 been the Chief Executive Officer and principal stockholder of Deanco Enterprises, Inc., a Providence, Rhode Island based home care health provider which employs up to 200 home health care professionals. From 1988 to 1991, Mr. Denuccio was Chief Executive Officer and principal stockholder of Personnel Network Services, a privately owned health care staffing agency. From 1985 to 1988, Mr. Denuccio was a certified public accountant with Ernest A. Almonte CPAs (1985-1987) and Ernst & Young, CPAs (1987-1988). In 1986 Mr. Denuccio received a B.S. in Business Administration from Bryant College, and in 1991 received a JD from University of Tulsa Law School.

      Steev Panneton, Vice President, Manufacturing and Operations and Director. Mr. Panneton has been an employee of the Company since its inception in 1992, and has overseen and\or participated in all phases of the Company's manufacturing operations. Mr. Panneton was elected to the Board of Directors by the Board of Directors in January 1998 to fill the vacancy created by the resignation of a former director.

      Herbert Canapary, Director. Pursuant to the Securities Purchase Agreement (the "Purchase Agreement") dated April 9, 1998, with The Union Labor Life Insurance Company, a Maryland corporation ("ULLICO"), and certain additional agreements related to the Purchase Agreement, Mr. Canapary was elected to the Board of Directors in April 1998 by the Board of Directors to fill the vacancy in the Board resulting from the increase in the number of members of the Board from 5 to 7. Mr. Canapary has been employed by ULLICO, the union labor life insurance company, for 17 years, and presently serves as ULLICO's Vice-President - Investments.

      The terms of office of all Directors of the Company are from the time of election until the next annual meeting of stockholders and until their respective successors are elected and qualified as provided in the Bylaws of the Company.

      David N. DeBaene, Anthony P. Santucci and Herbert Canapary are members of the Compensation Committee which reviews and makes recommendations with respect to compensation of officers, employees and consultants, including the granting of options under the Company's 1995 Stock Option Plan. The Committee was not formed until after the close of the fiscal year ended February 28, 1998, and has met once during the year ended February 28, 1999.

      The Company does not have standing audit or compensation or nominating committees. Upon the election of the Directors listed in this Proposal No. 1, the Company anticipates that the Board will form such committees.

      The Board of Directors of the Company held 2 meeting during the fiscal year ended February 28, 1998. In addition, the Board acted 3 times by unanimous written consent without a meeting. Each incumbent director has attended, during the 1998 fiscal year, at least 75% of the aggregate of all meetings of the Board of Directors held during the period which he/she was a director.

                                 MANAGEMENT

      The following is a list of the Company's executive officers, their ages and their positions and offices:

Name                      Age      Position with Company
----                      ---      ---------------------

David N. DeBaene          40       Chairman of the Board, President and
                                   Chief Executive Officer

Thomas A. Lisi            54       Vice President, Marketing and Director

Anthony P. Santucci       35       Treasurer and Chief Financial Officer

Steev Panneton            40       Vice President, Operations

Mr. DeBaene's biography is included above under Proposal No. 1 -- Election of Directors.

Mr. Lisi's biography is included above under Proposal No. 1 -- Election of Directors.

Mr. Santucci's biography is included above under Proposal No. 1 -- Election of Directors.

Mr. Panneton's biography is included above under Proposal No. 1 -- Election of Directors.

      All officers hold office at the pleasure of the Board of Directors. See "Executive Compensation - Employment Agreements" below. None of the Company's executive officers has a family relationship with any Director or other executive officer of the Company, other than Mr. DeBaene, who is the husband of Elizabeth Cotter, a Director of the Company.

                           EXECUTIVE COMPENSATION

      The following table sets forth a summary for the fiscal years ended February 28, 1998, 1997, and 1996, respectively, of the cash and non-cash compensation awarded, paid or accrued, by the Company to all individuals serving as the Company's chief executive officer during fiscal 1998 (collectively, the "named executive officers"). The Company at no time during the last three fiscal years had any executive officers whose total annual compensation exceeded $100,000, except as set forth below.

                         SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                        Compensation
Name and                               Fiscal                            Options by        All Other
Principal Position                      Year     Annual Compensation    No. of Shares    Compensation
-----------------------------------------------------------------------------------------------------
                                                  Salary      Bonus
                                                  ------      -----

David N. DeBaene, President and CEO    1998(1)   $105,000       -             -               -
                                       1997(2)     85,000       -             -               -
                                       1996        57,557       -             -               -

<F1>  Under his employment agreement, Mr. DeBaene was entitled to be paid at a rate of $105,000 per annum, plus $10,000 which was deferred from fiscal 1997. However, in order to conserve cash, Mr. DeBaene has agreed to defer approximately $15,000 of such compensation to fiscal 1999.

<F2>  Under his employment agreement, Mr. DeBaene was entitled to be paid at a rate of $85,000 per annum. However, in order to conserve cash, Mr. DeBaene agreed to defer approximately $10,000 of such compensation to fiscal 1998.

      The Company does not have any annuity, retirement, pension, deferred or incentive compensation plan or arrangement under which any executive officers are entitled to benefits, nor does the Company have any long-term incentive plan pursuant to which performance units or other forms or compensation are paid. Executive officers who qualify will be permitted to participate in the Company's 1995 Stock Option Plan which was adopted in February 1995. See "Stock Option Plan." Executive officers may participate in group life, health and hospitalization plans if and when such plans are available generally to all employees.

Employment Agreements

      Effective as of March 1, 1995, the Company entered into an employment agreement with David N. DeBaene as Chairman and President. The agreement is for a base term of five (5) years, and is thereafter renewable for additional periods of three (3) years, unless the Company gives notice to the contrary. In accordance with his agreement with the Company, Mr. DeBaene's first year base salary is $65,000, increasing annually thereafter in $20,000 increments. In order to conserve resources, Mr. DeBaene has deferred the implementation of his salary increase. In addition, Mr. DeBaene is entitled to receive an annual cash bonus based upon a percentage of the Company's pre-tax income (as defined) for each fiscal year in accordance with a sliding scale schedule contained in the agreements. No bonus is payable unless and until the Company earns pre-tax income in excess of $5 million. The agreement also provides for certain non-competition and non-disclosure covenants of the executive and for certain Company paid fringe benefits such as disability insurance and inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as the Company shall adopt them.

      The agreement of Mr. DeBaene also provides for the payment of certain additional severance compensation of $250,000 in the event that at any time during the term thereof (i) the agreement is terminated by the Company without cause (as defined therein), or (ii) terminated by the employee due to a change in control (as defined therein). The Company believes that the change in control provisions in this agreement may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult; however, the Company believes such provisions provide security and decision-making independence for its executive officers.

      Effective as of June 1, 1996, the Company entered into an Consulting Agreement with Thomas A. Lisi for his services on a part-time basis as Vice President/Marketing & Manufacturing. Mr. Lisi is obligated to render services of not more than eight hours per week at the Company's headquarters facility and is compensated at a rate of $33.00 per hour, without benefits. The Consulting Agreement is for an initial trial term of three months subject to termination by either party upon 30 days prior written notice. After the expiration of the trial period, the agreement will continue for successive three month periods, unless terminated by either party.

Director Compensation

      The Directors of the Company are elected annually and serve until the next annual meeting of stockholders and until a successor shall have been duly elected and qualified. Directors of the Company who are not employees or consultants do not receive any compensation for their services as members of the Board of Directors, but are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors. Directors may be removed with or without cause by a vote of the majority of the stockholders then entitled to vote.

Compensation Committee

      David N. DeBaene, Anthony P. Santucci and Herbert Canapary are members of the Compensation Committee which reviews and makes recommendations with respect to compensation of officers, employees and consultants, including the granting of options under the Company's 1995 Stock Option Plan.

Stock Option Plan

      The 1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "Plan") adopted by the Company's Board of Directors in February 1995 and by the stockholders in July 1995, provides for the issuance of options ("Options") to employees, officers and, under certain circumstances, directors of and consultants to the Company ("Eligible Participants"). Options granted under the plan may be either "incentive stock options" ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or "nonqualified stock options" ("NQSOs"). The Plan does not provide for the issuance of stock appreciation rights but does permit the granting of restricted and non-restricted stock and deferred stock awards. A total of 250,000 shares of Common Stock were originally reserved for issuance under the Plan; however, in January 1998, the Board of Directors voted to amend the Plan and reserve for issuance under the Plan an additional 500,000 shares, which amendment was ratified by the stockholders of the Company at the Annual Meeting of Stockholders held April 15, 1998. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has sole discretion and authority, consistent with the provisions of the Plan, to select the Eligible Participants to whom Options will be granted under the Plan, the number of shares which will be covered by each Option and the form and terms of the agreement to be used. All employees and officers of the Company (except for members of the Committee) are eligible to participate in the Plan. Directors are eligible to participate only if they have been declared to be "eligible directors" by resolution of the Board of Directors. Members of the Committee are not Eligible Participants. At February 28, 1998, approximately 10 persons were eligible to receive ISOs under the Plan.

      Options. The Committee is empowered to determine the exercise price of Options granted under the Plan, but the exercise price of ISOs must be equal to or greater than the fair market value of a share of Common Stock on the date the Option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). The exercise price of NQSOs granted under the Plan must not be less than 85% of the fair market value of the Common Stock on the date the Option is granted. The Committee has the authority to determine the time or times at which Options granted under the Plan become exercisable, but the Options expire no later than ten years from the date of grant (five years with respect to Optionees who own at least 10% of the outstanding Common Stock of the Company). The Options are nontransferable, other than by will and the laws of descent, and generally may be exercised only by an employee while employed by the Company or within 90 days after termination of employment (one year from termination resulting from death or disability).

      During fiscal 1998, NQSOs to purchase 200,000 shares of Common Stock were granted to a consultant at exercise prices ranging from $2.50 to $3.25 per share. Subsequent thereto, in connection with the extension of the consulting agreement with said consultant, options to purchase 50,000 of said shares were surrendered, and the consultant was issued 50,000 shares. In January 1998, the Company issued 9,500 shares of Common Stock to an employee of said consultant in consideration of services rendered outside of the scope of the consulting agreement. In June 1998, in connection with an additional extension of the term of the consulting agreement with said consultant and an expansion in scope of the services to be rendered by said consultant, the Company issued options to purchase an additional 300,000 shares of Common Stock at exercise prices ranging from $3.25 to $5.25 per
share.   Of these options, options to purchase 200,000 shares have been surrendered and cancelled, and options to purchase 100,000 shares remain outstanding.

      As of the date of this report, there are outstanding NQSOs to purchase 12,500 shares having an exercise price of $1.50 per share, options to purchase 50,000 shares having an exercise price of $3.25 per share and options to purchase 50,000 shares having an exercise price of $3.75 per share. In connection with the Public Offering, the Company agreed to restrict the amount of Options available for grant under the Plan to 15% of the number of shares of Common Stock outstanding.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (individual grants)

      There were no individual grants of stock options or stock appreciation rights to any of the named executive officers during fiscal 1998.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

      None of the named executive officers exercised stock options or stock appreciation rights during fiscal 1998, and none of the named executive officers held any stock options or stock appreciation rights as of the end of fiscal 1998.

Option Repricing

      Not applicable.

Compensation Committee Interlock and Insider Participation

      No directors other than those identified above as members of the Compensation Committee served on that Committee during the last completed fiscal year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of April 30, 1998 certain information regarding the ownership of the Company's securities by (i) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each of the Company's directors, and (iii) all of the Company's executive officers and directors as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual ownership or vote.

  Name and Address or               Amount and Nature of               Percentage
    Number in Group               Beneficial Ownership (1)             of Class *
  -------------------             ------------------------             ----------

David N. DeBaene             Common Stock            714,650 (2)        33.45%
46 Old Flat River Road       Series A Preferred            0               **
Coventry, RI                 Series B Preferred            0               **

Elizabeth Cotter             Common Stock1             2,500 (3)           **
46 Old Flat River Road       Series A Preferred            0               **
Coventry, RI                 Series B Preferred            0               **

Thomas A. Lisi               Common Stock             62,500 (4)         2.91%
46 Old Flat River Road       Series A Preferred            0               **
Coventry, RI                 Series B Preferred            0               **

Steev Panneton               Common Stock             60,023             2.81%
46 Old Flat River Road       Series A Preferred            0               **
Coventry, RI                 Series B Preferred            0               **

Dean M. Denuccio             Common Stock                  0               **
15 Alpine Estates Drive      Series A Preferred            0               **
Cranston, RI                 Series B Preferred            0               **

Hebert Canapary              Common Stock                  0 (5)           **
111 Massachusetts Ave.       Series A Preferred            0 (5)           **
Washington, DC               Series B Preferred            0               **

Anthony P. Santucci          Common Stock                  0               **
46 Old Flat River Road       Series A Preferred            0               **
Coventry, RI                 Series B Preferred            0               **

All Officers and Director    Common Stock            849,673 (2)(4)(5)   9.77%
As a Group (7 persons)       Series A Preferred            0               **
                             Series B Preferred            0               **

Other 5% Stockholders

Joseph Lussier               Common Stock            136,200 (6)        5.99%
1645 Warwick Ave.
Warwick, RI

William Durkin               Common Stock             178100 (6)(7)     7.75%
69 East Shore Drive          Series A Preferred           20            6.39%
Coventry, RI

Merit Capital Assoc, Inc.    Series A Preferred           20            6.39%
1221 Post Road
Westport, CT

Mission Bay Consulting       Common Stock            118,130 (8)        5.24%
600 Tollgate Road
Warwick, RI

Gerald Hoak                  Series A Preferred           40           12.78%
235 Deerfield Dr.
Pottsfield, PA

ULLICO                       Common Stock          1,299,000 (9)       37.81%
111 Massachusetts Ave        Series B Preferred        2,500          100.00%
Washington, DC

<F*>  Assumes 1,984,899 shares of Common Stock, 313 shares of Series A
      Preferred Stock and 2,500 shares of Series B Preferred Stock issued and outstanding.

<F**> less than 1%

<F1>  Except as otherwise indicated, each named holder has, to the Company's knowledge, sole voting and investment power with respect to the shares indicated.

<F2>  Includes 48,000 shares owned of record by Mr. DeBaene's father, 51,000 shares owned of record by Mr. DeBaene's mother, and 28,150 shares owned of record by Mr. DeBaene's sister. Does not include shares owned of record by Elizabeth Cotter, Mr. DeBaene's wife.

<F3>  Ms. Cotter is the spouse of David N. DeBaene.

<F4>  Includes shares issuable upon exercise of 12,500 non-qualified stock options.

<F5>  Does not include Series B Preferred Stock, shares of Common Stock issuable upon conversion of Series B Preferred Stock or shares of Common Stock issuable upon exercise of outstanding warrants owned of record by ULLICO, of which Mr. Canapary serves as Vice President - Investments.

<F6>  Includes shares issuable upon exercise of 136,200 common stock
      purchase warrants (the "time warrants").   See "Certain Relationships
      and Related Transactions."

<F7>  Includes 25,900 shares of Common Stock issuable upon conversion of
      Series A Preferred Stock.

<F8>  Includes 18, 130 shares of Common Stock issuable upon conversion of
      Series A Preferred Stock, and 100,000 shares issuable upon exercise of non-qualified stock options.

<F9>  Includes 500,000 shares of Common Stock issuable upon conversion of
      Series B Preferred Stock as well as 799,000 shares issuable upon exercise of outstanding warrants. See "Item 1 Business -- Recent Developments -- Private Placement of Series B Preferred Stock."

      Escrow of Shares      In accordance with the requirements of certain
state securities administrators, certain of the Company's principal stockholders have agreed to place into escrow an aggregate of 700,000 shares (the "Escrow Shares") of the 875,000 shares of Common Stock held by them. Under the escrow agreement, the Escrow Shares will be ratably released to the holders in 25% increments on the sixth, seventh, eighth and ninth anniversaries, respectively, of the initial public offering. If the Company meets or exceeds certain net earnings or stock price targets, the release of the Escrow Shares will be accelerated. Additionally, in accordance with the requirements of another state securities administrator, the holdings of all officers, directors and post-offering five percent (5%) stockholders are subject to certain lock-up restrictions until January 1999.

      Possible Change In Control.   Pursuant to its agreements with ULLICO,
the Series B Preferred Stock holders shall be entitled to elect one director out of the seven authorized directors of the Company's board and one director out of the three directors comprising the Company's Compensation Committee. If certain events occur or do not occur, such as the failure to pay either a PIK Dividend or cash dividend to the Series B Preferred Stock holders, the holders of the Series B Preferred Stock shall be entitled, immediately upon giving written notice, to elect the smallest number of directors that will constitute a majority of the authorized number of directors. Moreover, ULLICO holds Series B Preferred Stock which is currently convertible into 500,000 shares of Common Stock, and holds warrants to purchase 799,000 shares of Common Stock. Pursuant to its agreements with ULLICO, in the event the Company does not reach certain performance milestones, the Series B Preferred Stock held by ULLICO may be converted into a greater number of shares of the Company's Common Stock than provided for upon conversion if the performance targets are met. As a result, ULLICO could potentially obtain a substantial controlling interest in the Company. There can be no assurance that the Company will be able to meet the performance targets set forth in the applicable agreements and, therefore, avoid a possible change in control of the Company's capital stock. Such a change in control may result in fundamental changes to the management of the Company and the character of its business.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreements

      Warrants to Messrs. Durkin and Lussier. In connection with their agreement to provide financial consulting services to the Company for a three (3) year period commencing August 1996, the Company issued on August 6, 1996 to each of Messrs. Joseph Lussier and William Durkin, warrants to purchase 232,824 shares of Common Stock expiring August 7, 2003, or a total of 465,648 shares. The warrants are divided into two (2) classes, time warrants which contain vesting provisions based solely on the expiration of time, and performance warrants, containing vesting provisions based upon the price of the Company's Common Stock during various periods. Messrs. Durkin and Lussier received 136,200 time warrants and 96,624 performance warrants each. As of the date of this report, none of the performance warrants have vested and all have expired. At the date hereof, all of the time warrants have vested and are exercisable. The exercise price of all of the warrants is $4.00 per share, subject to adjustment under certain circumstances. Messrs. Lussier is and Mr. Durkin was formerly affiliated with Merit Capital Associates, Inc., the underwriter of the Company's Public Offering.

      Mission Bay Consultants, Inc. On April 2, 1997, the Company entered into a one (1) year Consulting Agreement with Mission Bay Consulting, Inc., a financial public relations firm ("Mission Bay"), for certain financial consulting services. In connection with this Consulting Agreement the Company issued to Mission Bay an option under the Company's 1995 Stock Option Plan to purchase an aggregate of 200,000 shares of common stock, and also issued 28,000 shares of common stock under the 1995 Stock Option Plan. The Company has also agreed to reimburse Mission Bay for its accountable expenses incurred in connection with the Agreement. In September 1997, in consideration of the extension of the Consulting Agreement, 50,000 of said options were surrendered, and the Company issued 50,000 shares of Common Stock to Mission Bay Consulting under the 1995 Stock Option Plan. In January 1998, the Company issued 9,500 shares to an employee of Mission Bay Consulting, in consideration of services rendered outside of the scope of
the Consulting Agreement.   In June 1998, in connection with an additional
extension of the term of the consulting agreement with Mission Bay and an expansion in scope of the services to be rendered by said Mission Bay, the Company issued options to purchase an additional 300,000 shares of Common
Stock at exercise prices ranging from $3.25 to $5.25 per share.   Of these
options, options to purchase 200,000 shares have been surrendered and cancelled, and options to purchase 100,000 shares remain outstanding

Related Party Loans

      As disclosed in the Notes to the financial statements, the Company has from time to time borrowed money from or loaned money to related parties.
At February 28, 1998, the Company owed approximately $25,000 in the aggregate to the parents of David N. DeBaene and a corporation which they
control.   In September 1998, a corporation controlled by Mr. DeBaene's parents sold a piece of real estate which had previously been used as collateral for a Small Business Administration loan to the Company. In connection therewith, said corporation repaid approximately $150,000 of the Company's SBA loan with the proceeds of the sale of the real estate, and the Company executed a note to said corporation for $175,000 (reflecting the prior $25,000 balance plus the additional $150,000), bearing interest at
10%.   In addition, at February 28, 1998, David N. DeBaene owed
approximately $10,000 to the Company.   This loan is not interest bearing.

Stockholders Agreement

      A Stockholders Agreement dated April 9, 1998 (the "Stockholders Agreement") was entered into among ULLICO, the Company, David N. DeBaene, Annette DeBaene, Norman DeBaene, Thomas Lisi, and Steev Panneton (each, a "Holder"). The Stockholders Agreement provides that the Company shall have a right of first refusal before any shares of Common Stock may be transferred by any Holder. ULLICO has a right of second refusal and co-sale rights, if the Company does not elect to buy all of the securities it is offered. If ULLICO enters into an agreement to transfer, sell or otherwise dispose of all of its Preferred Stock, Warrants and any Common Stock issued upon conversion or exercise of the former ("Purchased Shares") (such agreement referred to as a "Tag-Along Sale"), each Holder has the right to participate in the Tag-Along Sale. If ULLICO, alone or with another person, accepts an offer from any party who is unaffiliated with it to purchase any Purchased Shares which results in such party having the ability to elect a majority of the Company's Board of Directors, then, at the request of ULLICO, each Holder shall sell all shares of Common Stock held by such Holder (referred to as a "Drag-Along Sale").

      All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties; and all future material affiliated transactions and loans, and any forgiveness of loans, will be approved by a majority of the independent outside members of the Company's board of directors who do not have an interest in the transactions.

              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The accounting firm of BDO Seidman, LLP served as the Company's independent certified public accountants for the year ended February 28, 1998. The Board of Directors has not yet determined whether such firm will be reappointed for the year ended February 28, 1999. It is not expected that a representative of BDO Seidman, LLP will be present at the meeting; however, if present, said representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

      Effective April 1, 1998, the Boston office of Richard A. Eisner & Company, LLP ("RAE") was merged into the Boston office of BDO Seidman, LLP ("BDO"). As this merger resulted in RAE no longer having an office in the Providence-Boston area, the Company concluded that it would be appropriate to select a new accounting firm. By unanimous consent, the Board of Directors of the Company voted on May 5, 1998, to retain BDO to serve as the Company's independent auditors. RAE's report on the Company's financial statements for the year ended February 28, 1997 contains a statement expressing substantial doubt about the Company's ability to continue as a going concern. However, during the Company's two most recent fiscal years or any subsequent interim period, there were no disagreements between the Company and RAE on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of RAE, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the audited financial statements.

      Prior to the engagement of BDO there were no discussions between the Company and BDO regarding (i) the application of any accounting principle to a specific or completed transaction (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any matter that was the subject of disagreement with the Company's former auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      The Company requested that RAE furnish it with a letter addressed to the Securities and Exchange Commission indicating whether RAE agrees with the statements made by the Company in response to this Item, or, if not, stating the basis upon which RAE disagrees. A copy of said letter has been filed with the Commission.

                                ANNUAL REPORT

      ANY PERSON FROM WHOM PROXIES FOR THIS MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1998, INCLUDING THE FINANCIAL STATEMENTS THEREIN AND THE RELATED SCHEDULES, BY WRITING THE COMPANY AT 46 OLD FLAT RIVER ROAD, COVENTRY, RHODE ISLAND 02816 ATTENTION: SECRETARY. ANY SUCH REQUEST FROM A BENEFICIAL OWNER OF STOCK NOT REGISTERED IN HIS NAME MUST CONFIRM THAT HE WAS A BENEFICIAL OWNER OF SUCH STOCK ON THE RECORD DATE.

                            STOCKHOLDER PROPOSALS

      Proposals of security holders intended to be presented at the next annual meeting of stockholders must be received by the Company at 46 Old Flat River Road, Coventry, Rhode Island 02816, on or before June 15, 1999 for inclusion in the proxy material for said meeting.

                               OTHER BUSINESS

It is not anticipated that any business other than as set forth hereinabove will be brought before the meeting. Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their best judgment on such business.

                         JD AMERICAN WORKWEAR, INC.
                       Annual Meeting of Stockholders
                                March 5, 1999

The undersigned hereby appoints David N. DeBaene and Anthony P. Santucci, or either one of them, as proxy or proxies for the undersigned, with full powers of substitution, to vote at the Annual Meeting of Stockholders to be held on Friday, March 5, 1999 at 10:00 a.m., local time, at the offices of the Company, 46 Old Flat River Road, Coventry, Rhode Island and at any and all adjournments thereof, according to the number of votes that the undersigned would be entitled to cast with all powers the undersigned would possess if personally present at said meeting. This proxy may be exercised to vote for the following purposes:

1.    FOR ___                                            AGAINST ___

      the election of all of the following nominees listed below as Directors of the Company:

                              David N. DeBaene
                              Dean M. Denuccio
                              Elizabeth Cotter
                               Thomas A. Lisi
                               Steev Panneton
                             Anthony P. Santucci
                               Hebert Canapary

                 If you do not wish your shares be voted "FOR"
                 a particular nominee, mark "AGAINST" above and
               strike a line through the name(s) of the person(s)
                 for whose election you do not wish to consent.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

      The undersigned hereby ratifies and confirms all that said proxy or proxies, or substitutes, may do by virtue hereof. The proxies are authorized to vote in their discretion with respect to matters not known or determined at the date of the Proxy Statement. Receipt of the Notice of Meeting, Proxy Statement and Annual Report is hereby acknowledged.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFICATIONS ABOVE. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS SET FORTH ABOVE.

                                    Dated:_________________ ____, 1999

                                    _____________________________ L.S.

                                    _____________________________ L.S.

      Please sign here exactly as name appears at the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy. If the stockholder is a corporation, the office of the person signing should be indicated.

                    Please sign, date and mail today to:

                         JD AMERICAN WORKWEAR, INC.
                           46 OLD FLAT RIVER ROAD
                             COVENTRY, RI  02816

                    This proxy is solicited on behalf of
                   the Board of Directors of the Company.